Exhibit 99.1

Imperial committed to long-term shareholder value

Calgary, AB – June 27, 2022 – Imperial Oil Limited (TSE: IMO, NYSE American: IMO) announced today that it has received final acceptance from the Toronto Stock Exchange (TSX) for a normal course issuer bid (NCIB) to repurchase up to five percent of its 636,676,182 outstanding common shares as of June 15, 2022, or a maximum of 31,833,809 shares during the next 12 months. This maximum will be reduced by the number of shares purchased from Exxon Mobil Corporation (ExxonMobil), Imperial’s majority shareholder, as described below.

The new one year program will begin on June 29, 2022, and will end should the company purchase the maximum allowable number of shares, or on June 28, 2023.

Imperial has established an automatic share purchase plan with its designated broker to facilitate the purchase of common shares, both under the NCIB and concurrently from ExxonMobil, during times when Imperial would ordinarily not be permitted to purchase due to regulatory restrictions or self-imposed black-out periods. Before entering a black-out period, Imperial may, but is not required to, instruct the broker to make purchases under the NCIB based on parameters set by Imperial in accordance with the share purchase plan, TSX rules and applicable securities laws. The plan has been pre-cleared by the TSX and will be implemented effective June 29, 2022.

Consistent with the company’s balance sheet strength, low capital requirements and strong cash generation, this announcement reflects the company’s priority and capacity to return cash to shareholders. The NCIB represents a flexible and tax-efficient way of distributing surplus liquidity to shareholders who choose to participate by selling their shares. In addition, the NCIB will be used to eliminate dilution from shares issued in conjunction with Imperial’s restricted stock unit plan.

ExxonMobil will be permitted to sell its shares to Imperial outside of, but concurrent with, the NCIB in order to maintain its proportionate share ownership at approximately 69.6 percent. ExxonMobil advised Imperial that it intends to participate, as it has in prior years, and has established an automatic share disposition plan to facilitate the sale of its shares concurrent with the NCIB.

All share purchases will be made through the Toronto Stock Exchange and through other designated exchanges and published markets in Canada. Shares purchased under the NCIB are cancelled and restored to the status of authorized but unissued shares.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

As of the close of business on June 15, 2022, Imperial has 636,676,182 issued and outstanding common shares. The average daily trading volume of Imperial’s common shares over the six calendar months prior to the date of this announcement was 1,434,622 shares per day. Imperial’s daily purchase limit under the new program will be 358,655 shares, which represents 25 percent of the average daily trading volume.

The acceptance marks the continuation of Imperial’s most recent normal course share repurchase program that was completed on January 31, 2022. Under the most recent program, the company purchased the maximum 35,583,671 shares that were available, with 10,822,142 shares purchased on the open market and a corresponding 24,761,529 shares purchased from ExxonMobil to maintain its proportionate share ownership at 69.6 percent, representing a total cost of about $1,529 million and an average cost of $42.97 per share.

Imperial also recently completed a substantial issuer bid that commenced on May 6, 2022 and expired on June 10, 2022. Under this substantial issuer bid, Imperial purchased 32,467,532 common shares at a price of $77.00 per share, which included 22,597,379 shares from ExxonMobil to maintain its proportionate share ownership at 69.6 percent, for an aggregate purchase of $2.5 billion and 4.9 percent of Imperial’s issued and outstanding shares (as of the close of business on May 2, 2022).

For further information:

Investor Relations	Media Relations
(587) 476-4743	(587) 476-7010

  Source: Imperial

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

Cautionary statement: Statements of future events or conditions in this release, including projections, expectations and estimates are forward-looking statements. Forward-looking statements in this release include references to the company’s low capital requirements, strong cash generation, and priority and capacity to return cash to shareholders; and ExxonMobil’s intention to participate concurrent with the NCIB. Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; commodity prices, foreign exchange rates and general market conditions; capital and environmental expenditures; production rates, growth and mix; project plans, timing, costs, technical evaluations and capacities and the company’s ability to effectively execute on these plans and operate its assets; progression of COVID-19 and its impacts on Imperial’s ability to operate its assets; and applicable laws and government policies, including restrictions in response to COVID-19 could differ materially depending on a number of factors. These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts, including foreign government action with respect to supply levels and prices and the impact of COVID-19 on demand; availability and allocation of capital; availability and performance of third-party service providers; management effectiveness and disaster response preparedness, including business continuity plans in response to COVID-19; political or regulatory events, including changes in law or government policy; unanticipated technical or operational difficulties; operational hazards and risks; currency exchange rates; general economic conditions; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K and subsequent interim reports on Form 10-Q.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

  Source: Imperial

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.